STATE~ OF DELAWARE
SECRETARY OF STATE                                      Exhibit 3(i)(a)
DIVISION OF CORPORATIONS
FILED 09:00 AM 11/30/1998
981257204 - - 2970330
                          CERTIFICATE OF INCORPORATION

                                       OF

                                  EDNET, INC.


        FIRST. The name of this corporation shall be;

                                  EDNET, INC.

        SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805, and its registered agent at such address is THE COMPANY CORPORATION.

        THIRD. The purpose or purposes of the corporation shall be:

        To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


        Fourth. The total number of shares of which this corporation is authorized to issue is:

One Thousand Five Hundred (1,500) shares without par value.

        FIFTH. The name and mailin9- address of the incorporator is as follows:

                Neysa Webb
                The Company Corporation
                1013 Centre Road
                Wilmington, DE 19805

        SIXTH. The Board of Directors sha1l have the power to adopt, amend or repeal the by- laws.

IN WITNESS WHEREOF, The undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this thirtieth day of November, AD. 1998,

                                                /s/ Neysa Webb
                                                Neysa Webb
                                                Incorporator

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